Exhibit 10.2

AMENDMENT TO EQUITY PURCHASE AGREEMENT

This Amendment to Equity Purchase Agreement  (the "Amendment") is made this 6th day of October, 2016, by and between CLS Holdings USA, Inc., a Nevada corporation (the "Company") and Old Main Capital, LLC, a Florida limited liability company (the "Investor").

WHEREAS, on April 18, 2016, the Company and the Investor entered into an Equity Purchase Agreement (the "Equity Purchase Agreement"), pursuant to which the Investor agreed to provide an equity line of financing to the Company in the maximum amount of $4,000,000 over a period of 24 months ;

WHEREAS, in order to commence selling shares of common stock pursuant to the Equity Purchase Agreement, the Company was obligated to register the re-sale of the shares the Investor was obligated to purchase pursuant to the Equity Purchase Agreement (the "Equity Line Shares") on a registration statement to be filed with the SEC, which registration statement could, but was not required to, be the same registration statement the Company was filing with respect to the re-sale of shares of its common stock underlying notes the Company had sold to the Investor (the "Private Placement Shares");

WHEREAS, the Company has filed a registration statement with the SEC, which registration statement includes both the Equity Line Shares and the Private Placement Shares (the "Registration Statement"), but such Registration Statement has not yet been declared effective; and

WHEREAS, the parties now desire to amend the terms of the Equity Purchase Agreement in certain respects and cause the Company to withdraw the re-sale of the Private Placement Shares from the Registration Statement, with the expectation that such changes will result in the prompt effectiveness of Registration Statement.

NOW THEREFORE, in consideration of the mutual covenants contained in this Amendment, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Investor hereby agree as follows:

1.
Amendments to Equity Purchase Agreement.  First, the new Commitment Period (as defined in the Equity Purchase Agreement) shall be 24 months from the date of this Amendment.  Second, the Equity Purchase Agreement shall hereby be amended (including but not limited to the last sentence of Section 2.3 therein) to prohibit the Company from delivering a subsequent Put Notice from the beginning of any Valuation Period (as defined in the Equity Purchase Agreement) until the fourth Trading Day immediately following the closing associated with the prior Put Notice.  Third, the beneficial ownership limitation in Section 7.2(g) shall be amended to increase the Beneficial Ownership Limitation (as defined in the Equity Purchase Agreement) to 9.99% and to remove the ability of the Investor to increase or decrease the Beneficial Ownership Limitation.  Fourth, the schedules to the Equity Purchase Agreement shall be replaced with the schedules attached hereto as Exhibit A  to reflect developments since April 18, 2016.

2.	Ratification. Except as amended hereby, the terms of the Equity Purchase Agreement are hereby ratified and shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed by their respective officers thereunto duly authorized as of the day and year first above written.

CLS HOLDINGS USA, INC.

By: /s/ Jeffrey I. Binder
Jeffrey I. Binder
Chief Executive Officer

OLD MAIN CAPITAL, LLC

By: /s/ Adam Long
Adam Long
President

EXHIBIT A

DISCLOSURE SCHEDULES